EXHIBIT 10.2

NOTE:   The following form of Long-Term Incentive Award Agreement is the form used for awards to corporate-level employees. In the Long-Term Incentive Award Agreements for employees who work exclusively for one of the Company’s three business segments, (a) the Payout Factor in Section 2.1 is based 50% on the rTSR Payout Factor and 50% on the payout factor for the business segment they work in, (b) text describing the payout factors for the other two business segments is deleted from Section 2, (c) Section 2.6 is deleted, (d) a new Section 3.4 is added in the form set forth in bold and brackets following Section 3.3 below, and (e) various other conforming language changes are made.

SCHNITZER STEEL INDUSTRIES, INC.
LONG-TERM INCENTIVE AWARD AGREEMENT
(FY 20__-20__ Performance Period - ___________)

This Agreement is entered into as of __________ __, 20__, between Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), and _____________ (“Recipient”).

On __________ __, 20__, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) authorized a performance-based award to the Recipient pursuant to Section 11 of the Company’s 1993 Stock Incentive Plan (the “Plan”). Compensation paid pursuant to the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Award. Subject to the terms and conditions of this Agreement, the Company shall issue to the Recipient the number of shares of Class A Common Stock of the Company (“Performance Shares”) determined under this Agreement based on (a) the performance of the Company’s stock and its three business segments during the three-year period from September 1, 20__ to August 31, 20__ (the “Performance Period”) as described in Section 2, and (b) Recipient’s continued employment during the Performance Period as described in Section 3. Recipient’s “Target Share Amount” for purposes of this Agreement is _______ shares.

2. Performance Conditions.

2.1 Payout Factor. Subject to adjustment under Sections 3, 4, 5 and 6, the number of Performance Shares to be issued to Recipient shall be determined by multiplying the Payout Factor by the Target Share Amount. The “Payout Factor” shall be equal to the sum of (a) 50% of the rTSR Payout Factor as determined under Section 2.2 below, plus (b) 16⅔% of the MRB Payout Factor as determined under Section 2.3 below, plus (c) 16⅔% of the APB Payout Factor as determined under Section 2.4 below, plus (d) 16⅔% of the SMB Payout Factor as determined under Section 2.5 below.

2.2 rTSR Payout Factor.

2.2.1 To determine the “rTSR Payout Factor,” all of the S&P 500 Industrial Companies (as defined below) shall be ranked from highest to lowest based on their TSR (as defined below) for the Performance Period. Based on that ranking, the TSR levels corresponding to the __th, __th and __th percentiles of the S&P 500 Industrial Companies shall be determined using the percentile function in Microsoft Excel. The rTSR Payout Factor shall then be determined under the table below based on the TSR of the Company for the Performance Period.

rTSR Payout
Company’s TSR	Factor

Less than TSR at __th percentile	0%
TSR at __th percentile	25%
TSR at __th percentile	100%
TSR at __th percentile or better	200%

If the Company’s TSR is between any two data points set forth in the first column of the above table, the rTSR Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Company’s TSR and the TSR at the lower data point shall be divided by the difference between the TSR at the higher data point and the TSR at the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the rTSR Payout Factor.

2.2.2 The “S&P 500 Industrial Companies” shall mean those companies that are included in the Industrials segment of the S&P 500 as of the first day of the Performance Period, excluding any such company whose stock ceases to be publicly traded prior to the end of the Performance Period (or such shorter period for which a determination is required under this Agreement).

2.2.3 The “TSR” for the Company and each S&P 500 Industrial Company shall be calculated by (a) assuming that $100 is invested in the common stock of the company at a price equal to the average of the closing market prices of the stock on the last trading day of each of the last three months of the Company’s fiscal 20__, (b) assuming that for each dividend or other cash distribution paid on the stock during the Performance Period, the amount equal to the dividend or distribution paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the last day of the month in which the dividend or distribution is paid, and (c) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock on the last trading day of each of the last three months of the Performance Period. The “TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.

2.3 MRB Payout Factor.

2.3.1 The MRB Payout Factor shall be determined under the table below based on the Operating Income Per Ton (as defined below) for the Performance Period of the facilities and business operations that comprised the Company’s wholly-owned Metals Recycling Business segment as of September 1, 20__ (the “Historic MRB”).

Operating Income	MRB Payout
Per Ton	Factor

Less than $__	0%
$__	25%
$__	100%
$__ or more	200%

If the Operating Income Per Ton is between any two data points set forth in the first column of the above table, the MRB Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Operating Income Per Ton and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the MRB Payout Factor.

2.3.2 The “Operating Income Per Ton” for the Performance Period shall be equal to (a) the sum of the operating income of the Historic MRB for the three fiscal years of the Performance Period, divided by (b) the sum of the long tons of ferrous metals sold by the Historic MRB for the three fiscal years of the Performance Period. For this purpose, the operating income of the Historic MRB shall be determined in accordance with generally accepted accounting principles in the United States applied in a manner consistent with the application of such principles to the preparation of the Company’s financial statements; provided, however, that (i) such operating income shall be adjusted to eliminate any expense or reversal of expense for estimated or actual environmental remediation costs related to environmental damage that occurred prior to ________ __, 20__, and (ii) such operating income shall not include any allocation of management overhead above the Historic MRB level.

2.4 APB Payout Factor.

2.4.1 The APB Payout Factor shall be determined under the table below based on the number of EVA Positive Stores (as defined below) of the Company’s Auto Parts Business Segment at the end of the Performance Period; provided, however, that notwithstanding the table below, the APB Payout Factor shall be 0% unless at least __% of the Stores (as defined below) of the Auto Parts Business Segment at the end of the Performance Period are EVA Positive Stores (the “__% Condition”).

EVA Positive	APB Payout
Stores	Factor

Less than __	0%
__	25%
__	100%
__	200%
__ or more	300%

If the number of EVA Positive Stores is between any two data points set forth in the first column of the above table, the APB Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the number of EVA Positive Stores and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the APB Payout Factor.

2.4.2 A “Store” shall mean a retail location of the Auto Parts Business that is owned by the Company at the end of the Performance Period and was acquired or opened at least one month prior to the end of the Performance Period.

2.4.3 A Store shall be considered an “EVA Positive Store” at the end of the Performance Period if the LTIP EVA of the Store for the last 12 months of the Performance Period (or such shorter number of full months as the Store had been owned by the Company) is greater than $0. A Store’s “LTIP EVA” for any period shall be determined by subtracting the Store’s Capital Charge calculated for the period from the Store’s Adjusted Operating Income After Tax for the period. The parties acknowledge and agree that LTIP EVA is calculated differently from the manner in which EVA is calculated for purposes of the Company’s EVA Bonus Plans.

2.4.4 A Store’s “Capital Charge” for any period shall be equal to the Store’s Capital as of the end of the period multiplied by __% multiplied by a fraction, the numerator of which is the number of full months in the period and the denominator of which is 12. A Store’s “Capital” as of any date shall mean (a) the Store’s share of the total assets of the Auto Parts Business, which shall consist of the total assets located at or directly associated with the Store plus the Store’s allocable portion of the total assets of the Auto Parts Business not located at or directly associated with any other Store, less (b) the Store’s share of the total non-interest bearing liabilities of the Auto Parts Business, which shall consist of the total non-interest bearing liabilities directly associated with the Store plus the Store’s allocable portion of the total non-interest bearing liabilities of the Auto Parts Business not directly associated with any other Store; provided, however, that assets and liabilities shall exclude any intercompany balances other than receivables for autobodies sold to the Company’s Metals Recycling Business, and that liabilities shall exclude any liability for estimated or actual environmental remediation costs related to environmental damage that occurred prior to the later of ________ __, 20__ or the acquisition of the applicable property.

2.4.5 A Store’s “Adjusted Operating Income After Tax” for any period shall be equal to 71% of the excess of (a) the Store’s revenues, over (b) the Store’s share of the total cost of goods sold and operating expenses of the Auto Parts Business, which shall consist of the total cost of goods sold and operating expenses incurred at or in direct association with the Store plus the Store’s allocable portion of the total cost of goods sold and operating expenses of the Auto Parts Business not incurred at or in direct association with any other Store; provided, however, that cost of goods sold and operating expenses shall be adjusted to eliminate any expense or reversal of expense for estimated or actual environmental remediation costs related to environmental damage that occurred prior to the later of ________ __, 20__ or the acquisition of the applicable property.

2.4.6 In applying the above definitions of Capital and Adjusted Operating Income After Tax, the amounts of “assets,” “liabilities,” “revenues,” “cost of goods sold” and “operating expenses” shall in each case be determined in accordance with generally accepted accounting principles in the United States applied in a manner consistent with the application of such principles to the preparation of the Company’s financial statements.

2.5 SMB Payout Factor.

2.5.1 The SMB Payout Factor shall be determined under the table below based on the Man Hours Per Ton (as defined below) of the Company’s Steel Manufacturing Business Segment for the Performance Period.
Man Hours	SMB Payout
Per Ton	Factor

More than ____	0%
____	25%
____	100%
____ or less	200%

If the Man Hours Per Ton is between any two data points set forth in the first column of the above table, the SMB Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Man Hours Per Ton and the higher data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the SMB Payout Factor.

2.5.2 The “Man Hours Per Ton” for the Performance Period shall be equal to (a) the sum of the man hours worked at the Steel Manufacturing Business’ steel mill for the three fiscal years of the Performance Period, divided by (b) the sum of the short tons of finished steel products produced by the Steel Manufacturing Business during the three fiscal years of the Performance Period. For this purpose, the man hours worked at the steel mill shall be the total of all hours worked for both production and non-production employees at the steel mill, including staff not directly involved in the production process; provided, however, that with respect to all non-union employees at the steel mill, the hours worked in any fiscal year shall be equal to 2,080 multiplied by the average of the non-union headcount reported on the Company’s internal reports for the 12 months of the fiscal year.

2.6 Sale of Business Segment. Notwithstanding anything to the contrary in this Agreement, if the Company sells or disposes of a controlling interest in the stock or assets of any of its three business segments or engages in any other transaction that causes the operating results of any business segment to no longer be included in the Company’s financial statements on a fully consolidated basis, the payout factor related to that business segment shall for purposes of any determination under this Agreement after the date of such transaction be deemed to be 200%.

3. Employment Condition.

3.1 Full Payout. In order to receive the full number of Performance Shares determined under Section 2, Recipient must be employed by the Company on the October 31 immediately following the end of the Performance Period (the “Vesting Date”).

3.2 Retirement; Termination Without Cause After 12 Months. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of retirement (as defined in paragraph 6(a)(iv)(D) of the Plan), or if Recipient’s employment is terminated by the Company without Cause (as defined below) after the end of the 12th month of the Performance Period and prior to the Vesting Date, Recipient shall be entitled to receive a pro-rated award to be paid following completion of the Performance Period. The number of Performance Shares to be issued as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date. Any obligation of the Company to issue a pro-rated award under this Section 3.2 shall be subject to and conditioned upon the execution and delivery by Recipient of a Release of Claims in such form as may be requested by the Company. For purposes of this Section 3.2, “Cause” shall mean (a) the conviction (including a plea of guilty or nolo contendere) of Recipient of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on Recipient's vicarious liability, (b) Recipient’s continued failure or refusal to perform with reasonable competence and in good faith any of the lawful duties assigned by (or any lawful directions of) the Company that are commensurate with Recipient’s position with the Company (not resulting from any illness, sickness or physical or mental incapacity), which continues after the Company has given notice thereof (and a reasonable opportunity to cure) to Recipient, (c) deception, fraud, misrepresentation or dishonesty by Recipient in connection with Recipient’s employment with the Company, (d) any incident materially compromising Recipient’s reputation or ability to represent the Company with the public, (e) any willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by Recipient that is clearly inconsistent with Recipient’s position or responsibilities.

3.3 Death or Total Disability. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death or total disability (as defined in paragraph 6(a)(iv)(B) of the Plan), Recipient shall be entitled to receive a pro-rated award to be paid as soon as reasonably practicable following such event. For purposes of calculating the pro-rated award under this Section 3.3, (a) the rTSR Payout Factor, the MRB Payout Factor and the SMB Payout Factor shall all be calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of death or total disability (the “Partial Period”), and (b) the APB Payout Factor shall be calculated based on the assumptions that (i) the average rate of increase in the number of EVA Positive Stores during the Partial Period (from a starting point of __ EVA Positive Stores at September 1, 20__) continues for the remainder of the Performance Period and (ii) the __% Condition is satisfied. The number of Performance Shares to be issued as a pro-rated award under this Section 3.3 shall be determined by multiplying the number of Performance Shares determined after applying the modifications described in the preceding sentence by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date.

[This Section to be included only in agreements for MRB, APB and SMB business segment employees][ 3.4 Sale of Business Segment. If at any time prior to the Vesting Date the Company sells or disposes of a controlling interest in the stock or assets of the ___ Business Segment or engages in any other transaction that causes the operating results of the ___ Business Segment to no longer be included in the Company’s financial statements on a fully consolidated basis, and as a result of such transaction Recipient ceases to be an employee of either the Company or any consolidated subsidiary of the Company, Recipient shall be entitled to receive a pro-rated award to be paid as soon as reasonably practicable following such event. For purposes of calculating the pro-rated award under this Section 3.4, (a) the ___ Payout Factor shall be deemed to be 200%, and (b) the rTSR Payout Factor shall be calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the closing of the transaction. The number of Performance Shares to be issued as a pro-rated award under this Section 3.4 shall be determined by multiplying the number of Performance Shares determined after applying the modifications described in the preceding sentence by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date.]

3.4 Other Terminations. If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and neither Section 3.2 nor Section 3.3 applies to such termination, Recipient shall not be entitled to receive any Performance Shares.

4. Company Sale.

4.1 If a Company Sale (as defined below) occurs before the Vesting Date, Recipient shall be entitled to receive a pro-rated award to be paid no later than the earlier of 15 days following such event or the last day on which the Performance Shares could be issued so that Recipient may participate as a shareholder in receiving proceeds from the Company Sale. For purposes of calculating the pro-rated award under this Section 4, (a) the MRB Payout Factor, the APB Payout Factor and the SMB Payout Factor shall each be deemed to be 200%, and (b) the rTSR Payout Factor shall be determined as of the closing date of the Company Sale (the “Closing Date”) by (i) using the closing market price of the Class A Common Stock on the last trading day prior to the Closing Date as the final stock price for purposes of calculating the Company’s TSR, and (ii) for purposes of calculating the TSR for each of the S&P 500 Industrial Companies, using the average of the closing market price of the stock on the last trading day prior to the Closing Date and the closing market prices of the stock as of the last trading day of the two preceding months as the final stock price. The number of Performance Shares to be issued as a pro-rated award under this Section 4 shall be determined by multiplying the number of Performance Shares determined after applying the modifications described in the preceding sentence by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date.

4.2 For purposes of this Agreement, a “Company Sale” shall mean the occurrence of any of the following events:

4.2.1 any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which outstanding shares of Class A Common Stock would be converted into cash, other securities or other property; or

4.2.2 any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

5. Certification and Payment. As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance Period, the Company shall calculate the Payout Factor and the corresponding number of Performance Shares issuable to Recipient. This calculation shall be submitted to the Committee. Notwithstanding anything to the contrary in this Agreement, the Committee may, in its sole discretion, reduce or eliminate the number of Performance Shares so calculated based on circumstances relating to the performance of the Company or Recipient. No later than the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the levels of rTSR, Operating Income Per Ton, EVA Positive Stores and Man Hours Per Ton attained by the Company for the Performance Period and the number of Performance Shares issuable to Recipient based on such performance. Subject to applicable tax withholding, the number of Performance Shares so certified shall be issued to Recipient as soon as practicable following the Vesting Date, but no Performance Shares shall be issued prior to certification. No fractional shares shall be issued and the number of Performance Shares deliverable shall be rounded to the nearest whole share. In the event of the death or total disability of Recipient as described in Section 3.3 or a Company Sale as described in Section 4, each of which requires payout of a pro-rated award earlier than the Vesting Date, a similar calculation and certification process shall be followed within the time frames required by those sections.

6. Tax Withholding. Recipient acknowledges that, on the date the Performance Shares are issued to Recipient (the “Payment Date”), the Value (as defined below) on that date of the Performance Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold the number of Performance Shares having a Value equal to the minimum withholding amount. For purposes of this Section 6, the “Value” of a Performance Share shall be equal to the closing market price for Class A Common Stock on the last trading day preceding the Payment Date.

7. Changes in Capital Structure. If the outstanding Class A Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.

8. Approvals. The obligations of the Company under this Agreement are subject to the approval of state, federal or foreign authorities or agencies with jurisdiction in the matter. The Company will use its reasonable best efforts to take steps required by state, federal or foreign law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award evidenced by this Agreement. The foregoing notwithstanding, the Company shall not be obligated to deliver Class A Common Stock under this Agreement if such delivery would violate or result in a violation of applicable state or federal securities laws.

9. No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

10. Miscellaneous.

10.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

10.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

10.3 Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

10.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5 Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Title:

RECIPIENT